Filed pursuant to Rule 424(b)(3)
File No. 333-212481

TEUCRIUM WHEAT FUND

Supplement dated February 1, 2018
to
Prospectus dated May 1, 2017

This supplement updates the prospectus of the Teucrium Wheat Fund (the “Fund”), dated May 1, 2017, with the following information. It should be read in its entirety and kept together with your prospectus for future reference.

As of February 1, 2018, the Fund, the Sponsor, the Trust and certain Management of the Sponsor, specifically Dale Riker and Barbara Riker, moved their headquarters/principal office/main business office to 115 Christina Landing Drive Unit 2004, Wilmington, DE 19801 and its telephone number is 302-543-5977.